INVESTMENT ADVISORY AGREEMENT

WORLDCOMMODITY FUNDS, INC.

This Agreement is made and entered into as of the 22nd of August, 2005, by and between WorldCommodity Funds, Inc., a Maryland corporation (the "Company"), and McConnell Asset Management, LLC, a Georgia limited liability company ("Adviser").

WHEREAS, the Company is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares representing interests in the following series:

WorldCommodity Fund (the "Fund"); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Company desires to retain Adviser to render certain investment management services to the Company and Adviser is willing to render such services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  OBLIGATIONS OF INVESTMENT ADVISER

(A) SERVICES.   Adviser agrees to perform the following services (the "Services") for the Company:

(1) manage the investment and reinvestment of the Fund's assets;

(2) continuously review, supervise, and administer the investment  program of the Fund;

(3) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

(4) provide the Company with records concerning Adviser's activities  which the Company is required to maintain; and

(5) render regular reports to the Company's officers and directors  concerning Adviser's discharge of the foregoing responsibilities.

Adviser shall discharge the foregoing responsibilities subject to the general supervision and control of the officers and the directors of the Company and in compliance with such policies as the directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Fund set forth in the Company's prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations.  All Services to be furnished by Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of Adviser or through such other parties as Adviser may determine from time to time.

Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board of Directors of the Company to perform the Services on the terms and for the compensation provided herein.  Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Company, to serve in the capacities in which they are elected.

Except to the extent expressly assumed by Adviser herein and except to the extent required by law to be paid by Adviser, the Company shall pay all costs and expenses in connection with its operation and organization.

(B) BOOKS AND RECORDS.  All books and records prepared and maintained by Adviser for the Company under this Agreement shall be the property of the Company and, upon request therefor, Adviser shall surrender to the Company such of the books and records so requested.

2.  PORTFOLIO TRANSACTIONS.  Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best net results as described in the Company's prospectus from time to time.  Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and Adviser may pay to these brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, provided that Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of Adviser to the Company and its other clients and that the total commission paid by the Company will be reasonable in relation to the benefits to the Fund over the long-term.  Adviser will promptly communicate to the officers and the directors of the Company such information relating to portfolio transactions as they may reasonably request.

3.  COMPENSATION OF ADVISER.  The Company will pay to Adviser on the last day of each month a fee at an annual rate equal to 0.90% of the daily average net asset value of the Fund, such fee to be computed daily based upon the net asset value of the Fund as determined by a valuation made in accordance with the Company's procedures for calculating Fund net asset value as described in the Company's Prospectus and/or Statement of Additional Information.  During any period when the determination of a Fund's net asset value is suspended by the directors of the Company, the net asset value of a share of the Fund as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

4.  STATUS OF INVESTMENT ADVISER.  Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.  The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.  Although the Adviser has agreed to permit the Fund and the Company to use the name "WorldCommodity” and “WorldCommodity Fund", if they so desire, it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such names, and that the Fund and the Company will not use such names if the Adviser ceases to be the Fund's sole investment adviser.  During the period that this Agreement is in effect, the Adviser shall be the Fund's sole investment adviser.

5.  PERMISSIBLE INTERESTS.  Directors, agents, and stockholders of the Company are or may be interested in Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise, and directors, partners, officers, agents, and stockholders of Adviser are or may be interested in the Company as directors, stockholders or otherwise; and Adviser (or any successor) is or may be interested in the Company as a stockholder or otherwise.

6.  LIABILITY OF INVESTMENT ADVISER.  Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith.  Adviser shall not be liable for any error of judgment or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

7.  TERM.  This Agreement shall remain in effect until August 22, 2007, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Directors of the Company or (2) a vote of a "majority" (as that term is defined in the Investment Company Act of 1940) of the Company's outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

(a) the Company may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Adviser;

(b) the Agreement shall immediately terminate in the event of its  assignment (within the meaning of the Act and the Rules thereunder); and

(c) Adviser may terminate this Agreement without payment of penalty on 60 days written notice to the Company; and

(d) the terms of paragraph 6 of this Agreement shall survive the  termination of this Agreement.

8.  NOTICES.  Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Company:

If to the Adviser:

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WorldCommodity Funds, Inc.

McConnell Asset Management, LLC

6075 Roswell Road, Suite 450

6075 Roswell Road, Suite 450

Atlanta, GA 30328

Atlanta, GA 30328

James Llewellyn

James Llewellyn

President

Managing Member, President

9.  AMENDMENTS.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Directors of the Company in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

10.  CODE OF ETHICS.  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Company with a copy of the code of ethics and evidence of its adoption.  Upon the written request of the Company, the Adviser shall permit the Company to examine any reports required to be made by the Adviser pursuant to Rule 17j-1(d) under the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WORLDCOMMODITY FUNDS, INC.

MCCONNELL ASSET MANAGEMENT, LLC

JAMES LLEWELLYN

JAMES LLEWELLYN

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By: James Llewellyn

By: James Llewellyn

Its: President

Its: Managing Member

ATTEST:

ATTEST:

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By:

By:

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Its:Secretary

Its: Secretary